Exhibit 1

FOR IMMEDIATE RELEASE

December 6, 2004

Contact Information:
Nissin Co., Ltd.
Hitoshi Higaki
Managing Director and General Manager,
Operations Control Div.
Tel: (TOKYO) +81-3-3348-2424
E-mail: Info-ir@nissin-f.co.jp

Announcement of a Business Alliance with
AIU Insurance Company concerning Credit Insurance

Nissin Co., Ltd. (the “Company”) hereby announces that the Company has agreed to form a business alliance with AIG Insurance Company (Location: Chiyoda-ku, Tokyo; Japan Representative: Takayoshi Yokoyama), an AIG Group company, concerning the offering credit insurance for owners of small to medium-sized enterprises (“SMEs”) as described below.

1.   Objective
The Company and its group (the “NIS Group”) have been promoting the “Financial Version of OEM,” a strategy that aims to satisfy business owners’ financial needs by combining the NIS Group’s credit know-how and sales power with the name value and customer basis of alliance partners in order to provide business owner with new financial solutions in response to business owners’ needs at any stage of growth. Along with this strategy, the NIS Group has expanded its solution proposal beyond financing to include services such as investment, leasing/installment credit, real estate financing, insurance, etc.

It has been said for some time that the diffusion of credit insurance in Japan has been slow relative to that in Europe and the United States. Against this backdrop, the Company, utilizing its sales force and the know-how that it has accumulated over many years in its experience of customer-oriented credit business, will aim at actively providing credit insurance for SMEs and as a result vitalize business transactions between such SMEs.

2.   Overview of the Business Alliance
(1)	As an agent of AIU Insurance Company, the Company and its wholly owned subsidiary, Nissin Insurance Co., Ltd., will offer AIU Insurance Company’s credit insurance to owners of SMEs that are in the NIS Group’s customer basis. The Company will start test marketing in December, planning to commence full-scale operations six months later.
(2)	The Company will also invest in an overseas reinsurance company ceded by AIU Insurance Company.

NIS Group seeks the successful provision of services needed by business owners and to expand business operations that will contribute to the growth of business owners by providing “Total Financial Solutions.”

3.   Special note regarding forward-looking statement
The forward-looking statements about our industry, our business, our plans and objectives, our financial condition and our results of operations are based on our current expectations, assumptions, estimates and projections about our business, our industry and capital markets. These forward-looking statements are subject to various risks and uncertainties. These statements discuss future expectations, identify strategies, discuss market trends, contain projections of results of operations or of financial condition, or state other forward-looking information.

Important risks and factors that could cause our actual results to differ materially from the forward-looking statements include, without limitation:

•	the effect of weak domestic economic conditions;

•	competition from large consumer finance companies and other financial institutions;

•	our exposure to negative publicity about the consumer or business finance industries generally or us specifically;

•	potential changes to legislation, including restrictions on interest rates, to regulations for the money lending business and to government policy, including Japan’s monetary policy;

•	the growing variety of legal means with which debtors can seek protection from creditors;

•	the uncertain liquidity of Japan’s capital markets and availability of funding from lenders on favorable terms;

•	the reliability of information or technological systems and networks;

•	the influence of our president and his family over important decision;

•	our ability to pursue and maintain profitable joint ventures and strategic alliances; and

•	regulations and increasing competition in the loan servicing market which Nissin Servicer Co., Ltd operates.

Known and unknown risks, uncertainties and other factors could cause our actual operating results to differ materially from those contained in or suggested by any forward-looking statement. We cannot promise that our expectations, projections, anticipated results, estimates or other information expressed in or underlying these forward-looking statements will turn out to be correct, and our actual results could materially differ from and be worse than our expectations.